Exhibit 1

Elbit Systems Subsidiary in the U.S.
Receives an Approximately $50 Million ID/IQ
Contract for the Supply of Helmet Display
and Tracking System and Continuous
Computing Impact Point Mission Processor
to U.S. Navy
Haifa, Israel, April 2, 2017 – Elbit Systems Ltd. (NASDAQ and TASE: ESLT) ("Elbit Systems") announced today that its subsidiary, Elbit Systems of America LLC., ("Elbit Systems of America") was awarded an Indefinite Delivery/Indefinite Quantity (ID/IQ) contract for approximately $50 million by the U.S. Navy to provide the Helmet Display and Tracker System (HDTS) with the Continuously Computed Impact Point (CCIP) algorithm for the MH-60S. The work will be performed in Fort Worth Texas, and completed by June 2021. An initial order of approximately $14.2 million was received.
This award represents the Navy's first production order for the line-of-sight helmet tracking system and the integration of targeting symbology in the Armed Helicopter Weapon System (AHWS) for the MH-60S fleet.
"Elbit Systems of America is strategically focused on delivering capabilities that aircrews can trust to increase mission effectiveness", said Raanan Horowitz, president and chief executive officer of Elbit Systems of America. "The HDTS and CCIP are prime examples of our advanced display and targeting solutions that give aircrews a decisive edge during critical missions".

About Elbit Systems

Elbit Systems Ltd. is an international high technology company engaged in a wide range of defense, homeland security and commercial programs throughout the world. The Company, which includes Elbit Systems and its subsidiaries, operates in the areas of aerospace, land and naval systems, command, control, communications, computers, intelligence surveillance and reconnaissance ("C4ISR"), unmanned aircraft systems, advanced electro-optics, electro-optic space systems, EW suites, signal intelligence systems, data links and communications systems, radios and cyber-based systems. The Company also focuses on the upgrading of existing platforms, developing new technologies for defense, homeland security and commercial applications and providing a range of support services, including training and simulation systems.
For additional information, visit: www.elbitsystems.com, follow us on Twitter  or visit our official Youtube Channel

Contacts:
Company Contact:

Joseph Gaspar, Executive VP & CFO
Tel: +972-4-8316663
j.gaspar@elbitsystems.com
Dalia Rosen, VP, Head of Corporate Communications
Tel: +972-4-8316784
dalia.rosen@elbitsystems.com
Elbit Systems Ltd.
IR Contact: Ehud Helft Gavriel Frohwein GK Investor Relations Tel: 1-646-688-3559 elbitsystems@gkir.com

This press release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended) regarding Elbit Systems Ltd. and/or its subsidiaries (collectively the Company), to the extent such statements do not relate to historical or current fact. Forward-looking statements are based on management's expectations, estimates, projections and assumptions. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results, performance and trends may differ materially from these forward-looking statements due to a variety of factors, including, without limitation: scope and length of customer contracts; governmental regulations and approvals; changes in governmental budgeting priorities; general market, political and economic conditions in the countries in which the Company operates or sells, including Israel and the United States among others; differences in anticipated and actual program performance, including the ability to perform under long-term fixed-price contracts; and the outcome of legal and/or regulatory proceedings. The factors listed above are not all-inclusive, and further information is contained in Elbit Systems Ltd.'s latest annual report on Form 20-F, which is on file with the U.S. Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release. The Company does not undertake to update its forward-looking statements.

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